Nektar Therapeutics Appoints Tim Harkness as Chief Financial Officer

      SAN CARLOS, Calif., Aug. 23 /PRNewswire-FirstCall/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced the appointment of Tim Harkness as Senior Vice President and CFO. Harkness reports to Nektar President and CEO Howard W. Robin, and will serve as an integral member of the company's new management team.
      "With his strong understanding of healthcare and finance, Tim is a critical addition to the leadership team at Nektar," Robin said. "He brings significant experience in both financial management and strategic business planning to the company and we are very pleased to have him onboard."
      From 1998 through April 2007, Harkness served as CFO of Molecular Devices Corporation, an international life sciences tools company, which was recently acquired by Toronto-based MDS, Inc. While at Molecular Devices, he also had responsibility for worldwide manufacturing and corporate development as the company's Senior Vice President of Operations from 2005 to 2007.
      Prior to 1998, Harkness was Vice President of Business Development for Vivra Specialty Partners. From 1994 through 1997, he worked in the health care investment banking practice at Montgomery Securities. Prior to that, Harkness was with Arthur Andersen & Co.
      Harkness received a B.B.A. in accounting from the University of Wisconsin and an M.B.A. from Stanford University's Graduate School of Business, and is a CPA.
      "I am proud to join the new management team at Nektar," Harkness said. "We have a great opportunity to build a premier biopharmaceutical company with our proven technology platforms and rich proprietary and partnered pipelines."

      About Nektar
      Nektar Therapeutics is a biopharmaceutical company with a mission to develop and enable differentiated therapeutics with its industry-leading pulmonary and PEGylation technology platforms. Nektar pulmonary and PEGylation technology, expertise, manufacturing capabilities and know-how have enabled nine approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its pulmonary and PEGylation technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

      This press release contains forward-looking statements that reflect the company's current views as to its management team, revenue potential, product pipeline potential and business prospects. These forward- looking statements involve risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of certain of its partners are in the early phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval, (ii) the company's or its partner's ability to obtain regulatory approval for product candidates, (iii) the success of the company's partners in sales and marketing efforts to generate from approved products and future products (if any), and (iv) the company's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future. Important risks and uncertainties are detailed in the company's reports and other filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

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      Contacts:
      Tim Warner (650) 283-4915 or twarner@nektar.com (investors)
      Stephan Herrera (415) 488-7699 or sherrera@nektar.com (investors) Jennifer Ruddock (650) 631-4954 or jruddock@nektar.com (media)